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                                                                     EXHIBIT 5.1

                                 March 19, 1999


Eclipse Surgical Technologies, Inc.
1049 Kiel Court
Sunnyvale, California  94089

         Re:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about the date hereof in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,739,000 shares of your Common Stock, no par value (the "Shares"), which may be issued pursuant to the CardioGenesis Corporation 1993 Equity Incentive Plan, the CardioGenesis 1996 Equity Incentive Plan, the CardioGenesis 1996 Directors Stock Option Plan, and the CardioGenesis 1996 Employee Stock Purchase Plan (collectively referred to hereinafter as the "Plans"). The outstanding options under the Plans were assumed by you in connection with the merger of your wholly-owned subsidiary, RW Acquisition Corporation, with and into CardioGenesis Corporation. As counsel to you in connection with this transaction, we have examined the proceedings proposed to be taken by you in connection with the issuance of the Shares pursuant to the Plans.

         Based on the foregoing, we are of the opinion that the Shares, when issued in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, will be duly authorized, validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, and any amendments thereto.

                                               Very truly yours,

                                               WILSON SONSINI GOODRICH & ROSATI
                                               Professional Corporation